Exhibit 10.19

AMENDED AND RESTATED SECURED NOTE BETWEEN MILLENNIUM GROUP WORLDWIDE INCORPORATED AND EVEREST ADVISORS, INC.

WHEREAS, Timothy Lane extended a secured bridge loan to the Company during April 28, 2008 (the “Note”);

WHEREAS, under the associated Note, there was (among other provisions) security in the form of the payment of all Shares Mr. Jackson personally owns in the Company if such loan and other provisions were not repaid or executed on a timely basis;

WHEREAS, the Company has defaulted on the Note;

WHEREAS, the bridge note contained warrant coverage and attendant registration rights which present potential obstacles to the Company’s proposed Form S-1 Registration Statement; and

WHEREAS, the Note as originally executed was quite informal;

NOW THEREFORE, to remedy this situation, the following has been agreed:

1. Forbearance. Effective immediately, the parties (in lieu of the Shares in question being transferred from Mr. Jackson to Mr. Lane) have agreed as follows: Mr. Lane will accept the previous payment made in October of $27,500, the original principal loaned in April, and payment by the Company (inclusive of interest and penalties) in return for forbearance on levying on Mr. Jackson’s Shares and the Company’s timely payment of $48,540 (if paid by November 30, 2008) or $49,080 (if paid by December 31, 2008);

2. Other Terms Remain in Force. All other provisions, including those relating to default and a personal option of Mr. Lane’s to buy certain of Mr. Jackson’s Shares remain in place; and a retainer relationship for Mr. Lane in his capacity as COO will commence with completion of the IPO at the rate of $10,000 per month or in any greater amount that might be mutually agreed, and reimbursement for all accrued out of pocket expenses which Mr. Lane has accumulated, and remaining unpaid, to date; and

3. Payment out of Proceeds. The Company has agreed to make the agreed payment out of the proceeds of the next available cash inflow to the Company, namely the next progress payment from Catoca Mining.

4. Settlement of Default. It being deemed in the best interest of the Company to resolve the payment terms to Mr. Lane with regard to the loan repayment and shares put up as security; specifically: (i) payment by the Company (inclusive of interest and penalties) in return for forbearance on levying on Mr. Jackson’s Shares and the Company’s timely payment of $48,540 (if paid by November 30, 2008) or $49,080 (if paid by December 31, 2008); (ii) all other provisions, including those relating to default and a personal option to buy certain of Mr. Jackson’s Shares remain in place; and (iii) the Company has agreed to make the agreed payment out of the proceeds of the next available cash inflow to the Company, namely the next progress payment from Catoca Mining.

5. Security. The note shall be secured by assets of the Company, the Shares owned personally by Mr. Jackson and the Catoca Mining Agreements.

6. Terms of Sale of Shares Personally Held by Mr. Jackson to Mr. Lane. Mr. Jackson grants an option to sell 2,500 Shares he personally owns in the Company to Mr. Lane at $0.01 per share. Such right attaches six months after the $12.00 per Share Form S-1 $3,000,000 minimum offering breaks escrow, expiring 12 months following the associated escrow break.

7. Revised Terms of Note Assuming the Note is Not Paid Off By December 31, 2008.

Interest: 18% annualized (1.5% a month)

Penalty Interest: 24% annualized (2.0% per month) if the Note is not paid off by December 31, 2008 maturity date

Purchase Option: right to purchase 1% of Mr. Jackson’s Shares (as of April 28, 2008, or 739,804 Shares of the Company) for 18 months from April 28, 2008 at $4.00 per share.

Put Right: Mr. Lane also is granted a right to put back to Mr. Jackson the Shares purchased under the 1% Purchase Option described above at the same $4.00 per Share exercise price for 18 months from the date of Mr. Lane’s exercise.

8. Private Equity Fund Consulting Contract. The Company intends to start a management com-pany, directly or by mean of a joint venture, subsidiary or similar relationship, which would serve as advisor to an international private equity fund. If Mr. Lane chooses to play an active role in the creation and administration of such equity fund management company, the Company will (i) pay a salary or consulting fee of at least $10,000 a month and (ii) grant Mr. Lane, with no investment required, an equity interest of not less than a 5% founder’s/ownership interest in such equity fund management company.

9. Jurisdiction. The laws of the state of Florida will apply to this Note.

/s/ Tim Lane

TIM LANE, CHAIRMAN AND CEO	December 11, 2008
EVEREST ADVISORS INC.

/s/ Julius Jackson, Sr.

JULIUS JACKSON, SR., CHAIRMAN AND PRESIDENT	December 11, 2008
MILLENNIUM GROUP WORLDWIDE INCORPORATED

/s/ Julius Jackson Sr.

JULIUS JACKSON, SR., individually	December 11, 2008